EXHIBIT (23)

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Paul Mueller Company

We consent to the incorporation by reference in the registration statements (No. 333-88188 and No. 333-78321) on Form S-8 of Paul Mueller Company of our report dated March 5, 2004, with respect to the consolidated balance sheets of Paul Mueller Company and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' investment, and cash flows for the years then ended and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Paul Mueller Company.

Our report refers to our audit of the restatement adjustments that were applied as a result in the change in the composition of its reportable segments to restate the 2001 financial statements, which were audited by other auditors who ceased operations, as more fully described in Note 7 to the financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements other than with respect to such adjustments.

KPMG LLP

/S/   KPMG LLP

Kansas City, Missouri
March 25, 2004

10-K & EXHIBITS - PAGE 172